UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE JOINT CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2024

The date of this Supplement is May 13, 2024

On May 13, 2024 we made available to stockholders the following communication in connection with our 2024 Annual Meeting of Stockholders to be held on May 22, 2024 (the “2024 Annual Meeting”). We filed a proxy statement with the U.S. Securities and Exchange Commission on April 19, 2024 describing the matters to be voted on at the 2024 Annual Meeting. This communication should be read in conjunction with the proxy statement.

Dear Stockholder:

This letter provides additional information with respect to two proposals to be voted on by stockholders at our 2024 Annual Meeting: Proposal 1 (Election of Directors) and Proposal 4 (Approval of The Joint Corp. 2024 Incentive Stock Plan).

Proposal 1 (Election of Directors)

We previously disclosed in our proxy statement that “All of our directors participated by teleconference or in person in all of the meetings of the Board of Directors during 2023, with the exception of one director missing two meetings. All of the members of the Audit, Compensation, and Nominating and Governance Committees participated by teleconference or in person in all of the meetings of those committees during the year, with the exception of one director missing two meetings and one director missing one meeting.” While our proxy statement disclosure may not have been explicit, for the avoidance of doubt, we hereby expressly confirm that each director attended 75% or more of the aggregate of all meetings of the Board of Directors and the committees on which he or she served.

For the reason detailed above, our Board of Directors unanimously recommends that stockholders vote “FOR” each of the seven nominees to the Board of Directors.

In the event that you have already voted against any of the director nominees and wish to change your vote, we strongly encourage you to do so.

Proposal 4 (Approval of The Joint Corp. 2024 Incentive Stock Plan)

On May 2, 2024, Institutional Shareholder Services (“ISS”) issued an advisory report (the “ISS Report”) addressing, among other things, Proposal 4 (Approval of The Joint Corp. 2024 Incentive Stock Plan) to be voted upon at our 2024 Annual Meeting. We disagree with ISS’ recommendation for the reasons outlined below and have brought these errors to the attention of ISS in a letter dated May 13, 2024.

The ISS Report recommends a vote AGAINST the proposal to approve The Joint Corp. 2024 Incentive Stock Plan (the “2024 Plan”). A key factor for this recommendation is ISS’ concern that the plan cost is excessive.

The ISS Conclusion that the Plan Costs Are Excessive Fails to Consider the Imminent Expiration of the 2014 Plan Prior to the Approval of the New 2024 Plan. The Two Plans Will Not Operate in Tandem, and Shares Will Not be Transferred from the 2014 Plan to the 2024 Plan.

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The ISS calculations of plan costs are overstated because they fail to take into account the fully disclosed expiration of the 2014 Incentive Stock Plan (the “2014 Plan”) prior to the adoption of the proposed 2024 Plan. This expiration reduces the shareholder value transfer (“SVT”) calculations by over $12 million, resulting in SVT levels well below ISS benchmarks.

The ISS erroneous SVT calculations include shares (i) available under the new 2024 Plan, if approved, (ii) shares remaining available under the 2014 Plan, which is expiring and under which no further grants can thereafter be made, and (iii) shares underlying unvested/unexercised granted shares.

However, ISS’ calculations do not take into account the fact that the 2014 Plan expires on May 15, 2024 prior to the date of the 2024 Annual Meeting, at which the proposal to approve the 2024 Plan will be voted upon by stockholders. Under the terms of the 2014 Plan, grants cannot be made following its expiration on May 15, 2024. As of that date, the 2014 Plan will expire and all shares currently remaining available thereunder will no longer be available for grant and should not be included in the SVT calculations. The two plans will not operate in tandem, and unallocated shares under the 2014 Plan are not subject to grant under the 2024 Plan.

The table below removes from “Available Shares Remaining (B)” those shares and the corresponding $12,549,093 million of SVT. As shown in the tables below, the adjustment reduces our SVT (A+B) to 13.39%, which is below the ISS benchmark of 15.21%, and reduces our SVT (A+B+C) to 16.83%, which is below the ISS benchmark of 19.96%.

ISS Calculation as Reported				Company Calculation as Adjusted
	Shares	SVT ($)	SVT (%)		Shares	SVT ($)	SVT (%)
New shares requested (A)	2,000,000	$24,740,000	13.39%	New shares requested (A)	2,000,000	$24,740,000	13.39%
Available shares remaining (B)	1,014,478	$12,549,093	6.79%	Available shares remaining (B)	—	—	—
Unvested/unexercised granted shares (C)	718,235	$6,355,630	3.44%	Unvested/unexercised granted shares (C)	718,235	$6,355,630	3.44%

New + Available (A+B)	3,014,478	$37,289,093	20.18%	New + Available (A+B)	2,000,000	$24,740,000	13.39%
New + Available + Outstanding (A+B+C)	3,732,713	$43,644,723	23.62%	New + Available + Outstanding (A+B+C)	2,718,235	$31,095,630	16.83%

The ISS Report Contains Other Erroneous Conclusions Regarding Plan Features and Grant Practices.

The ISS Report also contained other erroneous conclusions, including those discussed below.

We Do Not Pay Dividends on Unvested Equity Awards and Have Not Traditionally Paid Dividends.

The ISS Report states that the 2024 Plan does not expressly prohibit the payment of dividends prior to vesting for option awards. While this statement is true as far as it goes, it does not take into account the fact that all forms of stock option agreements for both incentive stock options and non-qualified stock options approved by our Board of Directors in connection with the 2024 Plan, in addition to the forms historically used by us for stock option grants, expressly provide that the grantee shall not have any rights as a stockholder of our company in respect of any of the option shares unless and until option shares are issued to such grantee following his or her exercise of the option. Furthermore, even without such a provision in the form of option agreements, we do not treat option holders as stockholders until such time as they exercise their stock options. To consider them otherwise for dividend purposes would be problematic from both a Section 409A and tax perspective.

Moreover, the ISS position is irrelevant due to the fact that, since our initial public offering, we have not declared nor paid dividends on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future, as we have publicly disclosed. Thus, the ISS concern about dividends isn’t only factually incorrect, it is irrelevant.

We Do Have a Clawback Policy That Applies to Equity-Based Compensation.

The ISS Report inaccurately states that we do not have a clawback policy that applies to equity-based compensation. Section 9.3 of the 2024 Plan expressly provides that the committee may, to the fullest extent permitted by applicable law, (a) cause the cancellation or forfeiture of any award, (b) require reimbursement of any award or related cash payment by a participant or beneficiary, and (c) effect any other right of recoupment of equity or other compensation provided under the 2024 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted by us in the future to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or applicable stock exchange requirements (each, a “Clawback Policy”). The 2024 Plan further provides that by accepting an award, a participant is also agreeing to be bound by any Clawback Policy (including any Clawback Policy amendment as necessary to comply with applicable laws or stock exchange requirements).

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In December 2023, we adopted an Executive Officer Clawback Policy that complies with the new SEC and Nasdaq rules, which mandate the recoupment of certain erroneously paid performance-based including incentive compensation (including equity-based compensation) received by covered persons (as defined in the policy) on or after October 2, 2023 in the event of an accounting restatement. Consequently, any award under the 2024 Plan will be subject to such Executive Officer Clawback Policy. A copy of the Executive Officer Clawback Policy is attached hereto as Exhibit A.

It is Imperative That the 2024 Plan is Approved, and There Will Be Adverse Consequences to our Company and our Stockholders if the 2024 Plan is Not Approved.

The 2014 Plan will expire on May 15, 2024. If the 2024 Plan is not approved by stockholders, the 2024 Plan will not be effective, we will be left with no incentive stock plan, and we will lose a primary tool that we use to attract, retain, and motivate key employees, directors, consultants, and advisors. In such event, we will be forced to replace equity awards with cash compensation to remain competitive and to adequately compensate our key employees, directors, consultants, and advisors, which we believe has the potential to reduce stockholder value.

For the reasons detailed above, our Board of Directors unanimously recommends that stockholders vote “FOR” the approval of The Joint Corp. 2024 Incentive Stock Plan.

In the event that you have already voted against Proposal 4 and wish to change your vote, we strongly encourage you to do so.

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Exhibit A

The Joint Corp.

Executive Officer Clawback Policy

Effective as of December 1, 2023 (the “Adoption Date”)

I.	Purpose

This Executive Officer Clawback Policy describes the circumstances under which Covered Persons of The Joint Corp. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with any SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules adopted by Nasdaq.

Each Covered Person of the Company shall sign an Acknowledgement and Agreement to the Executive Officer Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs.

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the meaning set forth below:

(a)	“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)	“Adoption Date” shall have the meaning set forth under the title of this Policy.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the Nasdaq Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association, and (iv) during the Clawback Period.

(e)	“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(f)	“Committee” shall mean the Compensation Committee of the Board.

(g)	“Company” shall have the meaning set forth in Section I above.

(h)	“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.

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(i)	“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

(j)	“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Rule 401(b) under Regulation S-K shall be deemed “Executive Officers.”

(k)	“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return).

(l)	“Incentive-Based Compensation” shall have the meaning set forth in Section III below.

(m)	“Nasdaq” shall mean The Nasdaq Stock Market LLC.

(n)	“Nasdaq Effective Date” shall mean October 2, 2023.

(o)	“Policy” shall mean this Executive Officer Clawback Policy, as the same may be amended and/or restated from time to time.

(p)	“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

(q)	“Repayment Agreement” shall have the meaning set forth in Section V(d) below.

(r)	“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(s)	“SARs” shall mean stock appreciation rights.

(t)	“SEC” shall mean the U.S. Securities and Exchange Commission.

III.	Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•	Non-equity incentive plan awards that are earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

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•	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;
•	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;
•	Restricted stock, restricted stock units, performance share units, stock options, and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and
•	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•	Any base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);
•	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;
•	Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;
•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and
•	Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

IV.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment or return, as applicable.

(a)	Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)	Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)	Equity Awards. With respect to equity awards, if the shares, options, or SARs are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the options or SARs have been exercised, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have already been sold, then the Committee shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

(d)	Compensation Based on Stock Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq in accordance with applicable listing standards).

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V.	Recovery of Erroneously-Awarded Compensation

Once the Committee has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee shall take all necessary actions to recover the Erroneously-Awarded Compensation. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)	Cash Awards. With respect to cash awards, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(b)	Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Committee shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)	Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Committee shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(d)	Repayment Agreement. “Repayment Agreement” shall mean an agreement (in a form reasonably acceptable to the Committee) with the Covered Person for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)	Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Covered Person. The applicable Covered Person may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence, in the Company’s sole discretion.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VI.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee determines that recovery would be impracticable:

(i)	The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts, and provided such documentation to Nasdaq;

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(ii)	Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.	Effective Date

This Policy shall apply to any Incentive-Based Compensation Received on or after the Nasdaq Effective Date.

IX.	No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

X.	Administration

The Committee has the sole discretion to administer this Policy and ensure compliance with Nasdaq Rules and any other applicable law, regulation, rule, or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith. Actions of the Committee pursuant to this Policy shall be taken by the vote of a majority of its members. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate, or advisable. All determinations and interpretations made by the Committee shall be final, binding, and conclusive.

XI.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The Board may terminate this Policy at any time. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.	Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation, or rule or pursuant to the terms of any similar policy in any employment agreement, equity plan, equity award agreement, or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

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XIII.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators, or other legal representatives.

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Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT

TO THE

EXECUTIVE OFFICER CLAWBACK POLICY

OF

THE JOINT CORP.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of The Joint Corp. Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement and Agreement (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Name

Date

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